Exhibit 99.1
For Release: Wednesday, Sept. 3, 2008, 12:15 p.m. EDT
GMAC Financial Services and ResCap Announce Further Streamlining of Mortgage Operation
Strategic origination channels remain open; commitment to servicing customers unchanged
FORT WASHINGTON, Pa. — GMAC Financial Services and its subsidiary Residential Capital, LLC (ResCap) today announced additional initiatives to further optimize the mortgage business as the downturn in the credit and mortgage markets persists. In response to these conditions, ResCap has enacted a plan to significantly streamline its operation, reduce cost, adjust its lending footprint and refocus its resources on strategic lending and servicing.
On Sept. 2, 2008, a plan was approved that included closing all 200 GMAC Mortgage retail offices, ceasing originations through the Homecomings wholesale broker channel, further curtailing business lending and international business activities, and right-sizing functional staff support. In addition, the company is evaluating strategic alternatives for the GMAC Home Services business and the non-core servicing business. These collective actions will reduce the ResCap workforce by approximately 5,000 employees, or 60 percent. Approximately 3,000 employees will receive notification this month with the majority of the remaining 2,000 reductions expected to occur by year-end.
“While these actions are extremely difficult, they are necessary to position ResCap to withstand this challenging environment,” said ResCap Chairman and Chief Executive Officer Tom Marano. “Conditions in the mortgage and credit markets have not abated and, therefore, we need to respond aggressively by further reducing both operating costs and business risk.”
ResCap will incur a charge expected to range from $90 to $120 million that reflects the 3,000 workforce reductions and related operational streamlining initiatives. The charge will include costs related to severance and other employee-related costs of approximately $50 to $60 million and facility closure costs of approximately $40 to $60 million. The majority of the charge is expected to be reflected in the third quarter and result in future cash expenditures of approximately $55 million. Potential charges related to the remaining 2,000 workforce reductions have not yet been determined.
The workforce reductions will include a range of administrative and managerial positions. All eligible employees affected by the workforce reduction will be provided severance packages and outplacement assistance.
ResCap will continue to originate loans in the U.S. and internationally where there is a secondary market to sell the loans. The company will originate products through its correspondent and direct lending channels.

ResCap’s commitment to servicing loans is unchanged by the actions announced today, and the company will continue to expand and enhance its industry-leading servicing platform, including further development of high-touch special servicing operations to help preserve homeownership and support investors that own distressed and special situation loan portfolios.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. For more information, go to www.gmacfs.com.
About Residential Capital, LLC
Residential Capital, LLC, an indirect wholly owned subsidiary of GMAC Financial Services, is a leading real estate finance company. ResCap’s businesses cover the U.S. residential finance industry, from origination and servicing of mortgage loans through their sale or securitization in the secondary market. ResCap operates in selected international markets and also provides capital to other originators of mortgage loans and residential real estate developers.
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Forward-Looking Statements
In this announcement and comments by GMAC LLC (“GMAC”) and Residential Capital, LLC(“ResCap”) management, the use of the words “expect,” “anticipate,” estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; disruptions in the markets in which we fund ResCap’s operations, with resulting negative impact on our liquidity; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contacts
Jeannine Bruin
ResCap
215-734-6467
jeannine.bruin@gmacm.com
Gina Proia
GMAC Financial Services
917-369-2364
gina.proia@gmacfs.com